Memo

DATE	December 15, 2006

TO	Colin Robertson

FROM	Kevin Barr

CC	Ron DeFeo

RE	Employment Transition

Regretfully, you have given Ron DeFeo your notice of resignation. You have been a valued member of our leadership team and your resignation will be a loss for our Company. To that end, I am following up from your discussions regarding your resignation and transition from employment from Terex Corporation (the “Company”). In connection with your transition, we have agreed to the following:

1.

Your resignation will be effective April 2, 2007. You will continue working full-time between December 15, 2006 and April 2, 2007 (the “Transition Period”). Effective January 2, 2007, your will report directly to the Company’s Chief Operating Officer.

2.

Unless otherwise agreed to with the Company’s Chief Operating Officer, you will be based out of the Company’s Westport, CT office through February 9, 2007 and thereafter, you may work from your home. Unless otherwise agreed to with the Chief Operating Officer, during the Transition Period, you have agreed to meet at any location designated by the Chief Operating Officer upon 48 hours notice and will be available to travel with the Chief Operating Officer.

3.

You will fully cooperate with the Company in ensuring a smooth transition while employed with the Company and after your departure. To this end, you will develop a transition plan that is satisfactory to the Company.

4.	All other terms, conditions and benefits of your employment remain the same during your employment with the Company, including, but not limited to, the following:

a.	You will continue to vest in the Terex Corporation 1999 Long- Term Incentive Plan, as amended, pursuant to the terms of the plan;

b.	You will continue to be eligible to participate in the Terex Corporation 2006 Management Incentive Bonus Plan pursuant to the terms of the plan;

c.	Your options and shares of Restricted Stock shall continue to vest pursuant to the terms of the Terex Corporation 2000 Incentive Plan; and,

d.

The confidentiality, non-compete and non-solicitation provisions set forth in your offer letter dated January 5, 2006 and the Amended and Restated Change in Control and Severance Agreement dated March 17, 2006 are effective and enforceable. You reaffirm that you will abide by the obligations of each such provision.

5.

Your offer letter dated January 5, 2006 provides for severance payments of up to one year of salary if certain conditions are met. We agree that you are not eligible to receive severance payments because you are providing less than the required four months notice of resignation and we have accommodated your request to work from home rather than the Westport, CT office.

6.

After your employment terminates, you agree to cooperate with and make yourself available to the Company, to assist it in any matter, including but not limited to meeting with Company executives or agents, promptly and fully responding to inquiries from the Company and giving truthful testimony in any litigation or investigation or potential litigation or investigation, over which you may have knowledge, information, or expertise after your employment terminates with the Company.

7.

This transition arrangement does not affect your at-will employment status, create a contract of employment or otherwise entitle you to termination pay pursuant to any applicable law. Either you or the Company may terminate your employment at any time.

8.

Unless otherwise agreed to by the Chief Operating Officer, during the Transition Period, if you provide services to another company in any capacity, including self employment, your employment with the Company will terminate immediately.

Please indicate that your agreement by signing below. If you have any questions, please let me know.

Agreed to:

/s/ Colin Robertson

Colin Robertson

Dated: 12/15/2006

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